Exhibit 2.2

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made as of August 14, 2006, among SoftBrands, Inc., a Delaware corporation (“Buyer”), MAI Systems Corporation, a Delaware corporation (the “Company”), William Brian Kretzmer in his capacity as representative of the Stockholders (as defined below) (“Stockholders’ Representative”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Buyer, SBN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Subsidiary”), the Company, and Stockholders’ Representative have entered into a Merger Agreement (the “Merger Agreement”), pursuant to which the Merger Subsidiary will merge with and into the Company (the “Merger”) with the Company surviving the Merger.

WHEREAS, the parties to the Merger Agreement have agreed to place the sum of $2,500,000 (the “Escrow Amount”) in escrow in accordance with the Merger Agreement.

WHEREAS, it is a condition precedent to the obligations of the parties to consummate the transactions contemplated by the Merger Agreement that Buyer, the Company, Stockholders’ Representative and the Escrow Agent execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Appointment of the Escrow Agent.  Buyer, the Company and Stockholders’ Representative, on behalf of all of the holders of record of the capital stock of the Company (other than holders of Dissenting Shares or Excluded Shares as defined in the Merger Agreement) immediately prior to the Effective Time (each a “Stockholder” and collectively, “Stockholders”), appoint the Escrow Agent to serve as, and the Escrow Agent agrees to act as, escrow agent upon the terms and conditions of this Agreement.

2.             Deposit of Escrow Amount.  At the Closing, in accordance with the Merger Agreement, (i) Buyer will deposit the Escrow Amount in immediately available funds with the Escrow Agent to be held and disposed of as provided in this Agreement, and (ii) the Company will provide the Escrow Agent with a list of Stockholders, as obtained from the transfer agent of the Company, as of the Effective Date.  The funds and property held by the Escrow Agent under this Agreement, including any interest, dividends or gains earned thereon and any other earnings in respect thereof, are hereinafter called the “Escrow Fund.”  The Escrow Fund will be held in trust and will be used solely for the purposes and subject to the conditions set forth in this Agreement.

3.             Transferability.  The interests of each Stockholder in the Escrow Fund is an integral part of the consideration in the Merger, and shall not be assignable or transferable.  Notwithstanding the foregoing, any gift by a Stockholder to a relative by blood, marriage or adoption (each a member of a such Stockholder’s “Immediate Family”), or to a trust established by such Stockholder for the benefit of one or more members of such Stockholder’s Immediate Family, shall be permitted; provided, in each case, that the recipient of such Stockholder’s interest in the Escrow Fund shall receive and hold such interest subject to the provisions of this Escrow Agreement and the Merger Agreement.

4.             Escrow Taxes.  Unless otherwise required by law, Buyer will include in its income, for federal, state, local and foreign tax purposes, all income and gains realized by the Escrow Fund and pay all income taxes due with respect thereto.  As soon as practicable after December 31 of each calendar year (but in no event later than required by applicable law), the Escrow Agent shall report, as required by applicable law, income and gains realized by the Escrow Fund in a manner consistent with the preceding sentence.  Buyer shall calculate in reasonable good faith, federal, state, local and foreign income taxes to be paid by Buyer on the income and gains realized by the Escrow Fund at the highest applicable marginal rate of taxation for income and gains realized by the Escrow Fund (the “Escrow Taxes”) (consulting, as necessary, with the Escrow Agent).  Buyer shall report the amount of such Escrow Taxes to the Escrow Agent and to the Stockholders’ Representative.

5.             Payments from the Escrow Account.

(a)   Adjustment to Merger Consideration.  In the event that Buyer is owed any amount pursuant to Section 2.5(d)(iv) of the Merger Agreement (the “Shortfall”), prior to the Escrow End Date (as defined below), Buyer will have the right to deliver a written notice (an “Adjustment Notice”) to the Escrow Agent (with a copy to Stockholders’ Representative) (i) setting forth the Shortfall, (ii) attaching a true and complete copy of (A) a written agreement or written instructions signed by Buyer and Stockholders’ Representative or (B) the determination of the Neutral Accountant pursuant to Section 2.5(d)(iii) of the Merger Agreement, in each of (A) and (B) showing that the Shortfall in the amount claimed is owed, (iii) requesting that such amount be paid from the Escrow Account and (iv) containing payment instructions.  Within three business days after receipt of an Adjustment Notice, the Escrow Agent will pay the requested Shortfall to Buyer in immediately available funds according to Buyer’s instructions.

(b)   Indemnification Payments.  In the event that Buyer is owed any amounts pursuant to Article VIII of the Merger Agreement (an “Indemnification Amount”), prior to the Escrow End Date, Buyer will have the right to deliver a written notice (an “Indemnification Notice”) to the Escrow Agent (with a copy to Stockholders’ Representative) (i) setting forth the Indemnification Amount, (ii) attaching a certificate by Buyer of an Admitted Claim, which certifies that the Stockholders’ Representative has had 30 days to dispute such claim and Stockholders’ Representative has not disputed the claim, or a true and correct copy of a Final Determination showing that the Indemnification Amount in the amount claimed is owed, (iii) requesting that such amount (or any portion thereof) be paid from the Escrow Account, and (iv) containing payment instructions.  Within three business days of receipt of an Indemnification Notice, the Escrow Agent will pay the requested Indemnification Amount to Buyer in immediately available funds according to Buyer’s instructions.  Except as specifically provided in the Merger

Agreement, the insufficiency of the Escrow Fund will not be a limitation on Buyer’s claim against Stockholders.  An “Admitted Claim” means a Claim by Buyer which Stockholders’ Representative does not dispute within 30 days of his receipt of such Claim.  A “Final Determination” means (A) a written agreement or written instructions signed by Stockholders’ Representative and Buyer with respect to the Indemnification Notice, or (B) an arbitration award or a decree or judgment of a court of competent jurisdiction in the United States of America from which no appeal may be taken, in each of (A) and (B) showing that the amount claimed in the Indemnification Amount is owed.

(c)   Release for Escrow Taxes.  After Buyer has determined the amount of Escrow Taxes for a calendar year pursuant to Section 4 and has provided written notice thereof to the Escrow Agent (and in no event later than 30 days prior to the date for which such Escrow Taxes are due to be paid by Buyer), the Escrow Agent shall disburse to Buyer the aggregate amount of the Escrow Taxes for such calendar year.  Notwithstanding any other provision of this Escrow Agreement, prior to the final disbursement of the Escrow Funds, Buyer shall determine the Escrow Taxes accrued for the then current taxable period and shall provide written notice thereof to the Escrow Agent.  The Escrow Agent shall disburse to Buyer an amount equal to such accrued Escrow Taxes.

(d)   Reservation of Funds.  The Buyer will have the right (but not the obligation) to deliver a written notice to the Escrow Agent at the same time it provides notice to the Stockholders’ Representative with respect to any Claim that it has made pursuant to Section 8.3(a) that is not yet an Admitted Claim (a “Pending Claim”), specifying the amount thereof.  The Escrow Agent will reserve in the Escrow Account the aggregate amount of all Pending Claims (the “Reserved Amount”) of which the Escrow Agent has received notice or a copy until such Pending Claims are paid or otherwise disposed of pursuant to a Final Determination.

(e)   Payment at Escrow End Date; Final Payment.  As soon as practicable after December 31, 2007 (the “Escrow End Date”), and thereafter upon resolution of any Pending Claim, the Escrow Agent shall deliver to the Paying Agent for disbursement to the Stockholders an aggregate amount (the “Distribution Amount”) equal to (a) the amount then remaining in the Escrow Fund, less (b) any Reserved Amount, less (c) any Escrow Taxes to be paid after the date the Distribution Amount is paid, as estimated in good faith by Buyer, less (d) any expenses due the Escrow Agent, and less (e) any Stockholder Representatives’ Expenses (to the extent the Escrow Agent has received written notice from the Stockholder Representative to such effect in accordance with Section 10(b)). In the event such payment is reduced because of Pending Claims, promptly following the payment or other disposal of each Pending Claim pursuant to a Final Determination, the Escrow Agent will pay, in accordance with written instructions received from Stockholders’ Representative and the Buyer, the amount, if any, by which the Reserved Amount exceeds the aggregate amount of the remaining Pending Claims.

6.             Termination.  This Agreement will terminate on the date that no funds remain in the Escrow Fund.

7.             Qualified Investments.  At the written direction of Stockholders’ Representative and the Buyer delivered to the Escrow Agent, all or any part of the Escrow Account will be invested by the Escrow Agent for the account and risk of the Buyer and Stockholders in any one or more Qualified Investments.  As used herein, “Qualified Investment” will mean (i) cash, (ii) obligations issued or guaranteed by the United States Government or its agencies or instrumentalities which shall have maturities not in excess of 90 days; (iii) certificates of deposit issued by a bank or trust company having a combined capital and surplus of at least $100,000,000 (a “Bank”) which shall have maturities not in excess of 91 days; (iv) money market funds from a Bank rated with the highest investment rating from Moody’s or Standard and Poor’s; or (v) money market deposit accounts.  Temporarily uninvested funds held hereunder shall not earn or accrue interest.  The Escrow Agent is authorized to sell any Qualified Investment purchased by it pursuant to this Section 7 in order to provide cash to make any payment required or permitted to be made under this Agreement by the Escrow Agent.  The Escrow Agent will not be liable for any loss due to fluctuations in market rates resulting from a sale of Qualified Investments in accordance with the previous sentence or penalties incurred because of early redemption.  The Escrow Agent will hold any Qualified Investments purchased by it without any responsibility other than for the safe keeping thereof.  Absent written direction from Stockholders’ Representative and the Buyer, the Escrow Agent will hold the Escrow Funds in the Wells Fargo Secured Money Market Deposit as described on Exhibit A.

8.             Concerning the Escrow Agent.

(a)   The Escrow Agent shall be entitled to its customary fee for the performance of services by the Escrow Agent hereunder for each year or portion thereof that any portion of the Escrow Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services ..  A schedule of the Escrow Agent’s fees is attached hereto as Exhibit B.  The Escrow Agent shall render statements to Buyer and the Stockholders’ Representative setting forth in detail the Escrow Agent’s Compensation and the basis upon which the Escrow Agent’s Compensation was computed.   In addition, the Escrow Agent shall be entitled to reimbursement for costs and expenses in the event that the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or if Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement (such fees, costs and expenses referred to in the previous four sentences are hereinafter referred to as the “Escrow Agent’s Compensation”).  The Escrow Agent’s Compensation shall be paid from the Escrow Fund after written notice from the Escrow Agent to Buyer and the Stockholders’ Representative. To the extent that, at the Escrow End Date, accumulated income and gains on the Escrow Fund (without, for the avoidance of doubt, deduction for any distributions pursuant to paragraph 5(a) or 5(b) of this Agreement) less the amount of any disbursements pursuant to paragraph 5(c), is less than the accumulated Escrow Agent’s Compensation (the “Compensation Deficiency”), the Buyer shall assume and pay to the Escrow Agent one-half of the Compensation Deficiency and the Stockholders, through the Stockholders’ Representative, shall assume and pay, solely through deduction from the Escrow Fund, one-half of the Compensation Deficiency.

(b)   Stockholders’ Representative, on behalf of Stockholders, and Buyer will jointly and severally indemnify and hold harmless the Escrow Agent and each director, employee, attorney, agent and affiliate of the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred, unless caused by or arising out of gross negligence, willful misconduct or bad faith on the part of the Escrow Agent or breach by the Escrow Agent of the terms of this Agreement, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability.  The obligations of the Stockholders, through the Stockholders’ Representative, and Buyer under this Section 8(b) will survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(c)   The Escrow Agent will prepare and deliver to Buyer and Stockholders’ Representative within ten business days after the end of each calendar month or partial calendar month ending prior to or on the date of termination of this Agreement, a written account describing all transactions with respect to the Escrow Account during such calendar month.

(d)   The duties and responsibilities of the Escrow Agent under this Agreement will be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities will be implied.  Such duties and responsibilities are purely ministerial in nature and the Escrow Agent will under no circumstances be deemed to be a fiduciary to any party or person.  The Escrow Agent will never be required to advance its own funds or incur personal financial liability in performing its duties under this Agreement.

(e)   The Escrow Agent may act upon any instrument or other writing provided by a duly authorized officer of any of the parties hereto believed by it in good faith to be genuine, and to be signed or presented by the proper person and on the legal advice of its counsel in making payments as provided herein.  The Escrow Agent will not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, except for its own willful misconduct, gross negligence or breach by it of the express terms of this Agreement.

(f)    The Escrow Agent will be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action. In the event that (i) any dispute will arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent will be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, the Escrow Agent will be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets.  The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to the same.

(g)   IN NO EVENT WILL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(h)   The Escrow Agent will have the right, but not the obligation, to consult with counsel of choice and will not be liable for action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel. If the Escrow Agent becomes involved in litigation on account of this Agreement, it will have the right to retain counsel and will have a first lien on the property deposited hereunder for any and all costs, attorneys' fees, charges, disbursements, and expenses in connection with such litigation; and will be entitled to reimburse itself therefor out of the property deposited hereunder, and if it will be unable to reimburse itself from the property deposited hereunder, the parties hereto jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.  The Escrow Agent will have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees without liability for the acts or nonaction of any such party selected with due care.

(i)    Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any banking association or corporation to which all or substantially all of the corporate trust or escrow business of the Escrow Agent will be sold or otherwise transferred, will succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(j)    Notwithstanding any other provision of this Agreement, the Escrow Agent will not be obligated to perform any obligation hereunder and will not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

(k)   In the event funds transfer instructions are given (other than in writing at the time of the execution of the Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit C hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent.  The parties to the Agreement acknowledge that such security procedure is commercially reasonable.  It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by any party hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank.  The Escrow Agent may apply funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank, designated.

9.             Resignation of Escrow Agent; Appointment of Successor.  The Escrow Agent may at any time resign by giving 90 days’ prior written notice of resignation to Buyer and to Stockholders’ Representative.  Buyer and Stockholders’ Representative may at any time, with or without cause, jointly remove the Escrow Agent by giving ten days’ prior written notice signed by Buyer and Stockholders’ Representative to the Escrow Agent.  If the Escrow Agent resigns or is removed, a successor escrow agent, which will be a bank or trust company with assets in excess of $1 billion, will be appointed jointly by Buyer and Stockholders’

Representative, who will notify the Escrow Agent by written instrument executed by Buyer and Stockholders’ Representative and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent will become effective and such successor escrow agent, without any further act, deed or conveyance, will become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent.  The predecessor Escrow Agent will be discharged from its obligations under this Agreement but will not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  The predecessor Escrow Agent will transmit all records pertaining to the Escrow Amount held by it and will pay all of the Escrow Amount held by it to the successor Escrow Agent.  If no successor escrow agent will have been appointed within [90] days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility will thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, a joint written instruction by Buyer and Stockholders’ Representative and the termination of this Agreement in accordance with its terms.

10.           Stockholders’ Representative.

(a)   Appointment.  Pursuant to the Merger Agreement, the Stockholders’ Representative shall act as agent and attorney-in-fact for the Stockholders and is entitled to give and receive notices and communications, to authorize delivery to the Indemnitees of distributions from the Escrow Fund in satisfaction of claims by the Indemnitees, to object to such deliveries in accordance with the terms of this Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.  All actions of the Stockholders’ Representative shall be in writing signed by the Stockholders’ Representative, or his or her successor, acting in the capacity of Stockholders’ Representative.  The person designated to be the Stockholders’ Representative may be changed in accordance with the provisions set forth in Section 2.11(c) of the Merger Agreement.

(b)   Expenses.  At any time, or from time to time, prior to the final distribution of the entire Escrow Fund pursuant to the provisions and priority of parties set forth in Section 5(e), the Stockholders’ Representative may deliver notice to the Escrow Agent and Buyer setting forth the amount of any out-of-pocket expenses reasonably incurred by the Stockholders’ Representative in connection with his duties under the Merger Agreement and this Escrow Agreement (the “Stockholders’ Representative’s Expenses”) regardless of whether or not those expenses are incurred in advance of final disposition of any dispute relating to entitlement to indemnity; provided, however, that the Stockholders’ Representative shall not be entitled to payment in excess of $150,000 in the aggregate, until all Claim Amounts have been paid and a Distribution Amount is payable to the Stockholders under Section 5(c).  For the avoidance of doubt, such $150,000 limitation shall not be a limitation between the Stockholders’ Representative and the Stockholders, and all expenses of the Stockholders’ Representative may be charged against the Escrow Fund (assuming the other deductions identified in Section 5(e) have been satisfied) before any Distribution Amount is payable to the Stockholders.  The expense of the Stockholders’ Representative shall include any loss, liability or expense of the Stockholders’ Representative incurred in acting as such, including legal fees and expenses, cost of insurance protection and any other items, it being the intention of the parties that by agreeing to act as such, the Stockholders’ Representative shall not incur any personal liability vis a vis the Stockholders.

Subject to the conditions and limitations set forth in this Agreement generally, and in this Section 10(c) specifically, all such expenses shall be reimbursed promptly from the Escrow Fund.

(c)   Authority and Reliance.  Neither Buyer, any Indemnitees, the Company, nor the Escrow Agent shall be responsible or liable for any acts or omissions of the Stockholders’ Representative in such Stockholders’ Representative’s capacity as such.  A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Stockholders for whom the Escrow Amount was deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Stockholder, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such Stockholder.  The Escrow Agent, the Buyer and each Indemnitee are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

11.           No Stockholder Interest.  Except as expressly provided in this Agreement, Stockholders will have no right, title or interest in or possession of the Escrow Fund, including any ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Fund unless and until funds have been disbursed in accordance with Section 5, and until disbursed pursuant to Section 5, the Escrow Agent will be in sole possession of the Escrow Fund and will not act or be deemed to act as custodian for any person for purposes of perfecting a security interest therein.  Accordingly, no person will have any right to have or to hold any of Stockholders’ interests in the Escrow Fund (except for Stockholders’ contractual rights under this Agreement) as collateral for any obligation and will not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any of the Escrow Fund (except for Stockholders’ contractual rights under this Agreement).

12.           General.

(a)   Amendment and Waiver.  This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in a writing executed by all parties to this Agreement.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

(b)   Notices.  Any notice required under this Agreement shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours and if a copy of such notice is mailed that same day by registered or certified mail postage prepaid (if the facsimile was sent after normal business hours, then notice shall be deemed given on the next business day and a copy must be mailed on the next business day), (iii) three business days after having been sent by registered or certified mail postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All such notices shall be sent to the party entitled to such notice addressed as follows:

(x)                                   If to Buyer or to the Company, to:

SoftBrands, Inc.

Two Meridian Crossings, Suite 800

Minneapolis, MN  55423

Attn:  Randal B. Tofteland

Fax No.:  (612) 851-1560

with a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402-1498

Attn:  Thomas O. Martin

Facsimile No. (612) 340-7800

(y)                                 If to Stockholders’ Representative, to:

William Brian Kretzmer
24 Wakonda
Dove Canyon, CA 92679
Fax No.:  (949) 766-0349

with a copy to:
Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA  90067

Attn:  Frank H. Golay, Jr., Esq.

Fax No.:  (310) 712-8800

(z)                                   If to Escrow Agent, to:

Wells Fargo Bank, National Association

Sixth and Marquette MAC N9303-120

Minneapolis, MN  55479

Attn:  Darren Larson

Fax No:  (612) 667-9825

Any party may change the address(es) for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

(c)   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.  This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(d)   No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

(e)   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)    Entire Agreement.  This Agreement, the Merger Agreement and the other Transaction Documents executed pursuant thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.  The Escrow Agent, however, is only bound by the terms of this Escrow Agreement, and shall have no duty to look to the terms of the other agreements, whether or not it has any knowledge thereof.

(g)   Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

(h)   Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

(i)    Jurisdiction; Venue.  Each party submits to the exclusive jurisdiction of any state or federal court sitting in Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

(j)    Attorney’s Fees.  If any party to this Agreement brings an action or proceeding directly or indirectly based upon this Agreement or the matters contemplated hereby against another party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such action or proceeding, including, but not limited to, reasonable attorneys’ fees and court costs

(k)   Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” means “including without limitation.”  Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(l)    Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer, the Company, Stockholders’ Representative and the Escrow Agent execute this Escrow Agreement as of the date first above written..

BUYER:

SoftBrands, Inc.

By:	/s/ RANDAL B. TOFTELAND
Name:	Randal B. Tofteland
Title:	President & Chief Executive Officer

COMPANY:

MAI Systems Corporation

By:	/s/ WILLIAM BRIAN KRETZMER
Name:	William Brian Kretzmer
Title:	Chief Executive Officer and President

STOCKHOLDERS’ REPRESENTATIVE:

By:	/s/ WILLIAM BRIAN KRETZMER
Name:	William Brian Kretzmer

ESCROW AGENT:

Wells Fargo Bank, National Association

By:	/s/ DARREN LARSON
Name:	Darren Larson
Title:	Vice President